Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2024, with respect to the consolidated financial statements included in the Annual Report of NextDecade Corporation on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of NextDecade Corporation on Forms S-1 (File No. 333-267680, File No. 333-265827, File No. 333-265115 and File No. 333-261021), on Forms S-3 (File No. 333-254781) and on Forms S-8 (File No. 333-265829, File No. 333-257928, File No. 333-254761, File No. 333-234596 and File No. 333-222082).

/s/ GRANT THORNTON LLP
Houston, TX
March 11, 2024